Exhibit 99.1

Walter Energy to Sell Remaining U.S. Assets to Seminole Coal Resources

BIRMINGHAM, Ala., February 1, 2016 — Walter Energy, Inc. (OTC Pink: WLTG) (“Walter Energy” or the “Company”) today announced that it has signed an asset purchase agreement with Seminole Coal Resources, LLC, ERP Compliant Coke, LLC and ERP Environmental Fund, Inc. (“Seminole”) all related to ERP Compliant Fuels, LLC (“ERP”), an affiliate of Virginia Conservation Legacy Fund, Inc. (“VCLF”), for its remaining U.S. assets.

The agreement provides for the acquisition of substantially all of the Company’s remaining U.S. assets after giving effect to its previously-announced agreement with an entity owned by certain of the Company’s senior lenders. The assets of the Company’s Canadian or United Kingdom subsidiaries are also excluded from the transaction.

Under the terms of the agreement, Seminole will acquire Walter Energy’s assets in West Virginia, including the Gauley Eagle and Maple properties, as well as Walter Coke and Taft in Alabama. As part of the acquisition, Seminole will assume liabilities related to the assets it is acquiring.

“The asset sale agreements we have negotiated during Walter Energy’s restructuring process—first with members of our senior lender group and now with ERP and VCLF—together represent the best possible outcome for Walter Energy, its creditors, employees, and other stakeholders under the very difficult circumstances we have faced in our industry,” said Walt Scheller, Chief Executive Officer. “Over the last several months we have worked hard to build a path forward for our operations, while also ensuring the Company’s environmental obligations are appropriately addressed to the highest standards. VCLF has established a strong track record in this area, and we are very pleased to be partnering with them in this transaction.”

The agreement was filed today with the Bankruptcy Court for the Northern District of Alabama in connection with a proposed, court-approved sale process under section 363 of the Bankruptcy Code.  On July 15, 2015, Walter Energy and its U.S. subsidiaries filed for relief under chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court for the Northern District of Alabama.

PJT Partners is serving as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Bradley Arant Boult Cummings LLP are serving as legal advisors to Walter Energy.

About Walter Energy

Walter Energy is a leading metallurgical coal producer for the global steel industry with strategic access to steel producers in Europe, Asia and South America.  The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas, with operations in the United States, Canada and the United Kingdom.  For more information about Walter Energy, please visit www.walterenergy.com.

About ERP Compliance Fuels and the Virginia Conservation Legacy Fund

Virginia Conservation Legacy Fund, Inc. (“VCLF”) is a nonprofit organization seeking sustainable approaches and public awareness about natural resource use. VCLF controls over 30,000 acres of conservation land, including the Natural Bridge of Virginia. VCLF works closely with the coal industry to promote best management practices in land reclamation, reforestation, and water quality improvement. VCLF provides “environmental management services” to 459 coal mining and water quality permits in 5 states. VCLF affiliate ERP Compliant Fuels, LLC seeks to promote the sale of coal, and now coke, which is bundled with carbon credits from the reforestation of Appalachian lands to reduce the rate of growth in atmospheric carbon dioxide. With the Seminole purchase, ERP will operate one coke plant and four underground mines, including three longwalls, producing over 10 million tons of thermal and metallurgical coal annually. VCLF is supported by The Plains, Virginia based Green-Trees which has reforested over 100,000 acres (36 million trees) in the Mississippi Alluvial Delta generating over 12 million tons of carbon dioxide emission offsets.

Contacts:

William Stanhouse, 205-745-2664
william.stanhouse@walterenergy.com
or
Ruth Pachman, 212-521-4891
Kekst

ruth.pachman@kekst.com